August 21, 2013

Mr. Stephen P. Brown

9 Bent Oak

Coto de Caza, CA 92679

Dear Steve,

STAAR Surgical Company is pleased to offer you the position of Vice President, Chief Financial Officer, reporting to Barry Caldwell, President and Chief Executive Officer. When you accept this offer and begin employment, your beginning wage will be $11,538.47 per bi-weekly pay period for 26 pay periods per year ($300,000 per year), in addition to all the benefits offered in our current policy. As a member of the Executive Team, you will be entitled to an Executive Health Program and a Company paid Variable Universal Executive Life Insurance policy, which would include a $500,000 death benefit.

The Board of Directors has approved your option to purchase up to 50,000 shares of STAAR Surgical Company Common Stock. The options will vest over a period of three years; one third will vest upon the first year anniversary of grant date, one third after the second and one third after the third year anniversary of the grant date.

As a participant in the Executive Long Term Incentive Plan, you will also be eligible for annual stock equity grants which generally are a combination of Stock Options and Restricted Shares.

In addition, you will be eligible to participate in our Corporate Annual Incentive Bonus Program. You will have a target bonus of 40% of your annual salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives. Bonus awards are subject to recommendation by the Compensation Committee of the Board of Directors and approved by the entire Board of Directors. The first year will be prorated for the number of months worked.

You will also be eligible to participate in the Executive Change of Control and Severance Program.

Upon acceptance of this offer and the successful completion of a drug screen, you may begin work on September 9, 2013.

Please make note, employment is at the mutual consent of the employee and STAAR and can be terminated “at will,” with or without cause, by either you or STAAR in its sole discretion at any time.

On your first day of employment you will need to bring with you identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (Form I-9).

Steve, we are very excited about the possibility of you joining the STAAR Executive TEAM, helping us accomplish our mission and we hope you enjoy the many great opportunities STAAR has to offer. I look forward to you joining our TEAM.

Thank you,	Accepted by:

/s/ Barry G. Caldwell	/s/ Stephen P. Brown
Barry G. Caldwell	Stephen P. Brown
President and CEO
09/09/2013
Date